PROSPECTUS Dated January 24, 2001                  Pricing Supplement No. 39 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-47576
Dated January 25, 2001                                      Dated June 28, 2001
                                                                 Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                  Euro Fixed Rate Senior Bearer Notes Due 2003

                            -----------------------

     We will not redeem these Global Medium-Term Notes, Series E (Euro Fixed Rate Senior Bearer Notes Due 2003) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              HKD 200,000,000

Maturity Date:                 July 17, 2003

Settlement Date
   (Original Issue Date):      July 17, 2001

Interest Accrual Date:         July 17, 2001

Issue Price:                   100%

Specified Currency:            Hong Kong dollar
                               ("HKD")

Redemption Percentage
   at Maturity:                100%

Initial Redemption
   Percentage:                 N/A

Annual Redemption
   Percentage Reduction:       N/A

Optional Repayment
   Date(s):                    N/A

Interest Payment
   Period:                     Annual

Denominations:                 HKD 8,000

Business Day:                  Hong Kong, New York
                               and London

Interest Rate:                 4.80% per annum
                               (calculated on an
                               actual/365 day count basis)

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Interest Payment Dates:        Each July 17, commencing
                               July 17, 2002; provided
                               that if any such day (except
                               the maturity date) is not a
                               business day, that interest
                               payment date will be the
                               next succeeding day that is
                               a business day, unless that
                               succeeding business day
                               would fall in the next
                               calendar month, in which
                               case such interest payment
                               date will be the immediately
                               preceding business day.

Common Code:                   013239029

ISIN:                          XS0132390294

Other Provisions:              None


Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER